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                                                                         EX 10.1

                 3COM CORPORATION CONSULTANT SERVICES AGREEMENT

Lotus Management Consulting Inc, hereinafter called "Contractor", located at [PERSONAL INFORMATION OMITTED], and 3Com Corporation (including its subsidiaries and affiliates), hereinafter called "3Com", located at 350 Campus Drive, Marlborough, MA 01752-3064, hereby agree as follows:

      1. SERVICES. Contractor agrees to perform the services ("Services"), described in Exhibit A hereto. The Contractor will make available the services of Anik Bose available to assist 3Com on a full time basis.

      2. PAYMENT. As consideration for Contractor's Services (and the assignment of rights provided herein), 3Com shall pay the amount and in the manner specified in Exhibit A hereto.

      3. WARRANTIES. Contractor represents and warrants that all Services shall be completed in a professional, workmanlike manner, with the degree of skill and care that is required by current, good and sound professional procedures and practices and in accordance with any applicable specifications. Contractor represents and warrants that the performance of Services under this Agreement will not conflict with, or be prohibited in any way by, any other agreement or statutory restriction to which Contractor is bound.

      4. INDEPENDENT CONTRACTOR. Contractor is an independent contractor for all purposes, without express or implied authority to bind 3Com. Neither Contractor nor its employees, agents or subcontractors ("Contractor's Assistants") are entitled to any employee benefits of 3Com.

      5. CONTRACTOR RESPONSIBLE FOR TAXES AND RECORDS. Contractor shall be solely responsible for filing the appropriate federal, state and local tax forms and for paying all taxes or fees due with respect to Contractor's Services. Contractor further agrees to provide 3Com with reasonable assistance in the event of a government audit. 3Com shall have no responsibility to pay or withhold from payments to Contractor, any federal, state or local taxes or fees. 3Com will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service.

6. INDEMNITY. Contractor shall indemnify, hold harmless, and defend 3Com, its officers, directors, agents and employees, against all claims, liabilities, damages, losses and expenses, including attorneys' fees and cost of suit arising out of or in any way connected with Contractor failing to file the appropriate federal, state and local tax forms, pay all taxes or fees due with respect to Contractor's Services, or to satisfy the Internal Revenue Service's guidelines for an independent contractor. 3Com agrees to indemnify Contractor, its officers, directors, employees, agents and affiliates against any suits, losses, claims, damages or liabilities, joint or several, asserted by third parties, including shareholder actions (each a "Claim," and collectively, "Claims") to which the indemnified parties may be subject as a result of any actions expressly authorized by 3Com and performed reasonably and in good faith by Contractor in connection with the Services, and to reimburse the indemnified parties for any legal or other expenses reasonably incurred by them in connection with the any Claim or Claims.

      7. CONFIDENTIALITY.

            7.1 3Com may disclose confidential or proprietary information to Contractor under this Agreement. "3Com Confidential Information" will include, but not be limited to, any business, financial, product or customer information and Work Product (as defined in Exhibit A), along with any information identified by 3Com as confidential. Contractor agrees not to disclose 3Com Confidential Information to any third party and will use such information only as is necessary to perform the Services. Upon the expiration or termination of this Agreement for any reason, Contractor will promptly notify 3Com of all 3Com Confidential Information or any Work Product in Contractor's possession and will promptly deliver to 3Com all such 3Com Confidential Information.

            7.2 Contractor agrees not to copy, alter, decompile, disassemble, reverse engineer, or otherwise modify (except with 3Com's prior written consent) or directly or indirectly disclose any 3Com Confidential Information. Without limiting the scope of the foregoing, Contractor agrees to limit its internal distribution of 3Com Confidential Information to Contractor's Assistants who have a need to know, and to take steps to ensure that the dissemination is so limited, including the execution by Contractor's Assistants of nondisclosure agreements with provisions substantially similar to those set forth herein. In no event will Contractor use less than the degree of care and means that it uses to protect its own information of like kind, but in any event not less than reasonable care, to prevent the unauthorized use or disclosure of 3Com Confidential Information. Contractor further agrees not to use the 3Com Confidential Information except in the course of performing hereunder and will not use such 3Com Confidential Information for its own benefit or for the benefit of anyone other than 3Com. The mingling of the 3Com Confidential Information with information of Contractor shall not affect the confidential nature or ownership of the same as stated hereunder. Except as required by 3Com in connection with Contractor's services hereunder, Contractor agrees not to design or manufacture any products which incorporate 3Com Confidential Information.

      8. NONINTERFERENCE WITH BUSINESS. Contractor agrees not to solicit, induce, or directly or indirectly hire any employee or independent contractor of 3Com, including without limitation Huawei-3Com, Ltd. ("H3C"), to terminate or breach an employment, contractual or other relationship with 3Com.

      9. TERM; TERMINATION.

            9.1 The term of this Agreement shall commence on August 15, 2006 and shall terminate six (6) months thereafter. If the Transaction has not Closed (as those terms are defined in Exhibit A) before completion of the initial term of this Agreement, the parties hereby agree that the Agreement shall be extended in thirty (30) day increments under the terms and conditions set forth herein until the Transaction has Closed, subject to paragraph 9.2.

            9.2 3Com may terminate this Agreement immediately upon written notice to Contractor if Contractor fails to perform or breaches any of Contractor's obligations under this Agreement. Additionally, 3Com may terminate this Agreement at any time after the initial term upon fifteen (15) days' written notice to Contractor if the Transaction is Abandoned. If the Transaction is Abandoned but later revived within twelve (12) months of the date it was Abandoned, 3Com will offer Contractor the opportunity to provide Services under the same or similar terms and conditions. Contractor shall have fifteen (15) days in which to accept such offer.

            9.3 If at any time during the term of this Agreement, Contractor becomes unable to perform Services for a period of thirty (30) days, 3Com may terminate this agreement immediately upon written notice to Contractor.

            9.4 Contractor may terminate this Agreement upon written notice to 3Com if 3Com fails to make any undisputed payment to Contractor within thirty
(30) days after Contractor notifies 3Com in writing that payment is past due.

      10. REMEDIES. If either party breaches this Agreement, the other party shall have all remedies available at law and in equity. Contractor acknowledges and agrees that the obligations and promises of Contractor under this Agreement are of a unique, intellectual nature giving them particular value. Contractor further acknowledges and agrees that Contractor's breach of any of the promises or agreements contained in this Agreement will result in irreparable and continuing damage to 3Com for which there will be no adequate remedy at law and, in the event of such breach, 3Com will be entitled to seek injunctive relief, or a decree of specific performance, or both, and such other and further relief as may be proper (including monetary damages if appropriate).

      11. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

      12. GENERAL.

      12.1 Severability. In the event any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties agree to replace any invalid provision with a valid provision, which most closely approximates the intent and economic effect of the invalid provision.

      12.2 Assignment; Waiver. Contractor may not assign or transfer this Agreement or any of Contractor's rights or obligations under this Agreement, without the prior written consent of 3Com. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of 3Com without restriction. A waiver of any default hereunder or of any term or condition of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or any other term or condition, but shall apply solely to the instance to which such waiver is directed.

      12.3 Notices. All notices and other communications shall be in a writing addressed to Contractor or to 3Com's Senior Vice President, Management

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Services and General Counsel, at the addresses set forth above, and shall be considered given when (i) delivered personally, (ii) sent by confirmed electronic mail or facsimile, (iii) sent by commercial overnight courier with written verification receipt, or (iv) three (3) days after having been sent, postage prepaid, by first class or certified mail.

      12.4 Survival Of Obligations. Any obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, including without limitation paragraphs 4, 5, 6, 7, 8, 10 and 11 above, shall survive the expiration or termination of this Agreement.

      12.5 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Massachusetts, excluding its conflict of law rules. The parties hereby irrevocably consent and submit to the personal jurisdiction and venue of the United States District Court for the District of Massachusetts (sitting in Boston, Massachusetts) or the Business Litigation Session of the Suffolk County Superior Court (sitting in Boston, Massachusetts) for any action and for all purposes in connection with this Agreement, waive any defense based upon improper or inconvenient venue or lack of personal jurisdiction..

      12.7 Entire Agreement; Modification. This Agreement, including any Exhibits hereto, is the complete, final and exclusive statement of the terms of the agreement between the parties and supersedes all other prior and contemporaneous negotiations and agreements, oral or written, between them relating to the subject matter hereof. This Agreement may not be varied, modified, altered, or amended except in writing, signed by the parties.

      12.8 Compliance With Laws. Contractor shall comply fully with all applicable federal, state and local laws in the performance of this Agreement this includes, but is not limited to, all applicable employment, tax, export and environmental laws.

      12.9 Equal Employment Opportunity. 3Com is a government contractor subject to the requirements of Executive Order 11246, the Rehabilitation Assistance Act. Pursuant to these requirements, the Equal Opportunity Clauses found at 41 Code of Federal Regulations sections 60-1.4(a) (1-7), 60-250.4(a-m) and 60-741.5 (a) (1-6) are incorporated herein by reference as though set forth at length, and made an express part of this Agreement, if applicable. Additionally, if applicable, Contractor will comply with the following Federal Acquisition
Regulations: (i) 52.222-26 "Equal Opportunity", (ii) 52.222-35 "Affirmative Action for Special Disabled and Vietnam Veterans", (iii) 52.222-36 "Affirmative Action for Handicapped Workers."

      12.10 Review and Negotiation. The parties acknowledge that they have each reviewed and participated in settling the terms of this Agreement and that this Agreement was and shall be deemed for all purposes to have been drafted by both parties. Furthermore, the parties agree that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

      13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

CONTRACTOR: /S/ ANIK BOSE                  3COM CORPORATION: /S/ NEAL D. GOLDMAN
            -------------                                    -------------------

DATED: August 8, 2006

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                                    EXHIBIT A

Definitions:

      "Abandoned" shall mean the cessation of good faith negotiations between the Negotiating Parties regarding the Transaction, for a period of at least three (3) weeks, as determined in the sole discretion of the 3Com Board of Directors.

      "Closing/Closed" shall mean the completion of the Transaction, including but not limited to the execution of all documents and instruments required by applicable law(s) and/or deemed necessary by 3Com's Board of Directors in its sole discretion (including but not limited to management retention agreements, non-compete agreements, channel agreements, license agreements, financing arrangements, etc.), the transfer of all necessary funds and assets from the Negotiating Parties or another person or entity, obtaining all necessary approvals (government or otherwise), and the satisfaction or valid waiver of any conditions contained in the documents agreed to between the Negotiating Parties or otherwise required by law.

      "Negotiating Parties" shall mean 3Com, including without limitation H3C, and Huawei Technologies Co., including their subsidiaries and affiliates.

      "Work Product" shall mean, without limitation, all designs, discoveries, creations, works, devices, masks, models, work in progress, deliverables, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, business processes, information and materials made, conceived or developed by Contractor alone or with others which result from the Services performed hereunder. Contractor hereby agrees to irrevocably assign and transfer to 3Com and does hereby assign and transfer to 3Com all of its worldwide right, title and interest in and to the Work Product including all associated intellectual property rights therein. All such Work Product shall at all times be and remain the sole and exclusive property of 3Com. 3Com will have the sole right to determine the treatment of any Work Product, including the right to keep it as trade secret, to execute and file patent applications on it, to use and disclose it without prior patent application, to file registrations for copyright or trademark in its own name or to follow any other procedure that 3Com deems appropriate. Contractor agrees to disclose promptly in writing to 3Com all Work Product and to otherwise treat all Work Product as 3Com Confidential Information as described in the Agreement.

      Other capitalized terms are defined throughout the Agreement and this Exhibit.

Services: Contractor shall devote Contractors reasonable best efforts and equivalent of full-time services, to the expansion of 3Com's interest in and/or capitalization of H3C by means and under terms approved by 3Com's Board of Directors in its sole discretion, which may include: (1) 3Com's acquisition of a greater ownership interest in H3C, (2) an initial public offering of shares of H3C, and/or (3) 3Com's sponsorship of a recapitalization of H3C (the "Transaction"). Services shall include but are not limited to conducting and reporting on due diligence, conducting negotiations, raising funds, coordinating all other necessary and/or appropriate activities, communications and documentation related to the Transaction with 3Com's management team and its financial and legal advisors. Contractor also agrees as part of the Services to continue to serve on the Board of Directors of H3C until the Transaction is Abandoned or Closed. Contractor shall report to and be subject to the general direction of 3Com's Chief Executive Officer or his designee in connection with the provision of Services.

Payment: 3Com agrees to pay Contractor a fee for his Services in the amount of seventy-five thousand dollars ($75,000) per month, or pro-rated for any portion thereof, during the term of this Agreement. Such payment will be made within thirty (30) days of the end of the month via direct deposit to the account specified by Contractor. 3Com will reimburse Contractor for all reasonable, appropriately documented expenses directly associated with the provision of Services, including in particular travel expenses, subject to the approval of 3Com's Senior Vice President, Management Services and General Counsel. In addition, within thirty (30) days after Closing of the Transaction, providing this Agreement has not been terminated in connection with paragraph 9 hereto, 3Com agrees to pay Contractor a Closing bonus of one million two hundred fifty thousand dollars ($1,250,000). It is possible that the assignment may lead to an outcome or transaction structure not anticipated herein but of significant value to 3Com. In such event, provided that Contractor is not eligible for a bonus hereunder but has significantly contributed to a favorable result for 3Com, 3Com agrees to negotiate in good faith with Contractor to consider an additional fee for Services. Contractor shall make no other claim for payment for Services.

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